                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  December 11, 1998

                            WESTFIELD AMERICA, INC.
                           -------------------------
            (Exact name of registrant as specified in its charter)


           Missouri                           1-12923                            43-0758627
--------------------------------      -------------------------        ----------------------------
(State or other jurisdiction of        (Commission File Number)        (IRS Employer Identification
 incorporation)                                                                         No.)

11601 Wilshire Boulevard, 12th Floor, Los Angeles, California         90025
----------------------------------------------------------------   ------------
(Address of principal executive offices)                             (Zip Code)

                                (310) 478-4456
                                --------------
             (Registrant's telephone number, including area code)

                                   No Change
                                   ---------
         (Former name or former address, if changed since last report)

Item 5.   Other Events.

     On December 11, 1998, Westfield America, Inc. ("we," "us" or the "Company" as appropriate) filed a registration statement (the "Registration Statement") for the sale of 4,000,000 of our common shares, par value $.01 per share ("Common Shares") we will sell the Common Shares under a Distribution Reinvestment Plan (the "Plan") described therein.

     Some of the information contained herein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements can be identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. The risk factors noted herein could cause our actual results to differ materially from those contained in any forward-looking statement.

     We are filing this Current Report on Form 8-K to make generally available certain information relating to the Company. This information should be read in conjunction with the other information set forth and incorporated by reference in the Company's Registration Statement on Form S-3 filed November 25, 1998, the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, and other documents subsequently filed by the Company pursuant to Sections 13 or 14(d) of the Exchange Act.

     As used herein "shopping centers" means mall facilities built around one or more anchors and containing no less than 400,000 square feet of total gross leasable area. The term "power centers" refers to mall facilities whose major tenants are large discount department stores. The term "anchor" means a full-line department store or other large retail store generally occupying more than 50,000 square feet or a large entertainment complex.

                                  RISK FACTORS

     POSSIBLE CONFLICTS OF INTEREST

     Controlling Ownership Interest of Affiliates

     As of September 30, 1998, affiliates of the Company owned Common Shares as follows:

     . Westfield America Trust, an Australian public property trust ("WAT"), owned 49.1% of the Common Shares on a fully diluted basis.

     . Westfield Holdings Limited, an Australian public company, ("WHL" together with its subsidiaries "Holdings") directly owned 18.0% of the Common Shares on a fully diluted basis and, through the ownership of WAT units (an equity interest in WAT), had an interest in approximately 23.8% of the Common Shares held by WAT (an additional 11.7% of the Common Shares).

     In addition, on May 29, 1998, we entered into a subscription agreement with WAT pursuant to which WAT will (subject to certain conditions) purchase from us approximately $300.0 million of Common Shares.

     WAT may also purchase, at its option, an additional 8,335,648 Common Shares pursuant to warrants that it may exercise in whole or in part at any time prior to May 21, 2017. See "-Possible Adverse Effects on Stock Prices Arising From Shares Available for Future Sale."

     To maintain our qualification as a REIT, generally no individual (other than Frank P. Lowy and the members of his family (the "Lowy Family"), who are subject to a higher ownership threshold) may directly or indirectly hold more than 5.5%, by value, of the Common Shares.

     As of September 30, 1998, the Lowy Family, or interests associated with it, owned approximately 35.3% of WHL's ordinary shares and 7.6% of the outstanding WAT units. Additionally, members of the Lowy Family act both as our officers and directors and as officers and directors of WHL. By virtue of these positions and their ownership interests in WHL and WAT the Lowy Family is in position to exercise significant influence on us, WHL and WAT.

     In addition to its ownership of Common Shares, Holdings manages WAT. Generally, WAT's trustee votes all of its Common Shares as recommended by Holdings. Also, WAT's trustee may only vote Common Shares for the election of our directors as directed by a majority of holders of WAT units. WAT's substantial ownership of Common Shares and WHL's ownership of Common Shares and WAT units allows WAT and WHL to elect all of our directors and to control the vote on all matters submitted to our shareholders for a vote. Matters that could be submitted to our shareholders for a vote include approval of mergers, sales of all or substantially all of our assets, issuance of substantial additional equity and "going private" transactions. Additionally, WAT and WHL, by virtue of their ownership of Common Shares, have significant influence over decisions regarding our contracts for property management, asset management and development services.

     Reliance on Holdings; Lack of Control Over Day-to-Day Management

     We have no employees. We rely entirely on Holdings for our management and the management of our properties. We are not currently able to operate without Holdings.

     We have entered into the following types of contracts with Holdings:

     . Management contracts, pursuant to which Holdings provides management services for all of our shopping and power center properties.

     . An advisory agreement, pursuant to which Holdings provides us with corporate strategic planning, administrative and other asset management services.

     . A master development framework agreement, pursuant to which Holdings provides planning and predevelopment work, to determine whether particular projects are feasible and economically viable, and development services.

     We negotiated the terms and understandings relating to these agreements with Holdings, however, we believe that they reflect market terms.

     We cannot elect the directors of the WHL subsidiaries that provide the services listed above. Therefore, our day-to-day control of their actions is limited. We do, however, have approval rights over aspects of management and development as follows:

     . We set budgets and leasing guidelines in accordance with Company policy that Holdings must follow with respect to managing our properties.

     . Our board of directors (including at least 75% of the Independent Directors) must approve all development projects with respect to plans, feasibility and costs (including fees to be paid to Holdings).

          Independent Directors are those members of the board of directors who
          (i) are not, and have not for the last 12 months been, directors, officers or employees of Holdings or WAT, (ii) are not affiliates of Holdings or WAT or officers or employees of such affiliates, (iii) are not members of the immediate family of any natural person described in clause (i) or (ii) above and (iv) are free from any relationship that would interfere with the exercise of independent judgment as a director.

     . We generally may terminate any management contract or the advisory agreement after May 2000 upon certain conditions. One of those conditions is a determination by at least 75% of the Independent Directors and the trustee of WAT (so long as WAT holds at least 10% of our capital stock) not to renew the contract in question because of unsatisfactory performance by the applicable WHL subsidiary that is materially detrimental to us or because the fees provided for under the particular contract are not fair.

     Conflicts of Interests with Inside Parties

     Our contracts with WHL's Subsidiaries for property management, asset management and property development and WHL's substantial beneficial ownership of Common Shares give WHL interests that may conflict with the interests of unaffiliated purchasers of Common Shares. Implementation of our key growth strategies will result in increased payments of management, advisory and development fees by us to WHL's Subsidiaries.

     WHL has agreed that so long as it is managing our assets, neither it nor its subsidiaries will acquire any ownership interest in shopping center properties or power centers in the United States. Each of WHL's management and development subsidiaries has agreed that so long as it is managing our properties or providing us with development services, as applicable, it will not manage or develop, as applicable, a shopping center property in competition with a shopping or power center property that we own. These agreements are subject to exceptions for Holdings' acquisition of entities that do not have any ownership interest in shopping or power centers in the United States but are then managing or developing a competitive center (in addition to other properties). This non-competition agreement does not apply to any activity by Holdings with respect to airport projects. We also have agreements with each of Frank P. Lowy, David Lowy, Peter Lowy and Steven Lowy precluding each of them from acquiring any ownership interest in shopping center or power center properties in the United States for so long as (i) Holdings serves as our asset manager and property manager, and (ii) interests associated with the Lowy Family have significant ownership and management interests in WHL.

     Overlapping Officers and Directors

     Certain of the officers and directors of the subsidiary of WHL which manages WAT are also our officers and/or directors. Moreover, all of our executive officers are also employed by and provide services to Holdings and properties Holdings manages. All of our executive officers, other than Frank P. Lowy, currently devote substantially all of their time to our business. In the future, however, services performed for Holdings and properties managed by Holdings may require any particular officer, or officers, to devote less than a majority of their time to our business.

     Creditor Relationship with Holdings

     Since May of 1997, we have been a creditor of two wholly owned indirect subsidiaries of WHL. Specifically, we lent $145 million dollars at an 8.5% annual interest rate. The loan is non-recourse, and is secured by a pledge of Holdings 50% partnership interest in a limited partnership that owns a super-regional shopping center in New Jersey. We also receive a participating interest payment based upon an adjustable percentage of the cash flow of the shopping center. Total interest payments on the loan are capped at 11% per year. The loan will mature on May 21, 2007, but may be prepaid after May 21, 2000, upon the sale of Holdings interest in the shopping center to an unaffiliated third party, subject to certain conditions, including payment of a yield maintenance premium based upon the highest possible participating interest payments. By its terms, the loan may be prepaid after May 21, 2002 without the payment of a yield maintenance premium. In the event of a default under the loan, we will be entitled to accelerate payment of the principal and accrued interest, and if prior to May 21, 2002, the yield maintenance premium, and may terminate our contracts with Holdings for property and asset management and property development.

      In May of 1997, WHL's board of directors represented that other than in the case of a sale of its interest in the shopping center property, it will not prepay the loan until May 20, 2004 without payment of the yield maintenance premium. We received $10.7 million in interest from the loan for the nine months ended September 30, 1998, which represent an annual return of 9.8% of invested capital. There can be no assurance that Holdings interests with respect to the loan will align with our interests for the duration of the loan.

     DEPENDENCE ON OPERATING PARTNERSHIP

     We have transferred most of our assets to Westfield America Limited Partnership (the "Operating Partnership") of which we are the sole general partner. Our ability to make distributions and other payments on the Common Shares is dependent upon the Operating Partnership making distributions and other payments to its partners and holders of its securities. If the Operating Partnership does not make distributions or other payments to its partners and holders of its securities, for any reason, it is expected that we would likely not be able to pay dividends, other distributions or other payments on the Common Shares.

     COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR
INVESTORS

     The operating partnership, and in some cases, our indirect subsidiaries are subject to loan agreement provisions that restrict their ability to make distributions or other payments to their security holders unless certain financial tests or other criteria are satisfied. These provisions may restrict our indirect subsidiaries ability to make distributions to the Operating Partnership, and the Operating Partnership's ability to make payments to us. The Company is limited by its corporate credit facility not to make annual dividend distributions in excess of 92.5% of its Funds from Operations.

     Funds from Operations means net income (loss) (computed in accordance with generally accepted accounting principals) excluding gains (or losses) from debt restructurings and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. This definition is in accordance with standards established by the White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts in March 1995.

     LIMITATIONS ON ACQUISITIONS AND CHANGE IN CONTROL

     There are significant limitations on the ability of shareholders to change control of the Company. The following may prevent a change in control, tender offers for the Common Shares and attempts to assemble a block of Common Shares through purchases of Common Shares from shareholders at a premium to the prevailing market price:

     . provisions of our Second Amended and Restated Articles of Incorporation;

     .    provisions of our Second Amended and Restated By-Laws;

     . Holding's and WAT's ownership of a substantial amount of Common Shares; and/or

     .    provisions of Missouri law.

     The above listed items provide for, among other things:

     . a restriction on the constructive ownership of more than 5.5% of the Company's capital stock by any individual (other than the Lowy Family);

     .    a classified board of directors;

     . the availability of capital stock for issuance from time to time at the discretion of our board of directors;

     .    inability of shareholders to take action by written consent;

     . prohibition of shareholders from calling special meetings of shareholders;

     . requirements of advance notice for raising business or making nominations at meetings of shareholders; and

     .    additional requirements for business combination transactions.

     RISKS ASSOCIATED WITH INVESTMENT IN REAL ESTATE

     Effect of Economic and Real Estate Conditions

     Our ability to make payments to our investors depends on our ability to generate Funds from Operations in excess of required debt payments and capital expenditure requirements.

     Funds from Operations may be adversely affected by factors that are beyond our control. Such factors include:

     . The national and regional economic climate (which may be affected by industry slowdowns, plant closings and other factors);

     .    local real estate conditions (such as oversupply of retail space);

     . retailers and shoppers perceptions of the safety, convenience and attractiveness of our shopping and power centers;

     .    trends in the retail industry;

     .    competition for tenants;

     .    high vacancy rates;

     .    changes in market rental rates;

     . the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise;

     .    the need to periodically renovate, repair and relet space; and

     .    increased operating costs.

     These factors could also influence the price a purchaser would be willing to pay for any of our properties if we elect to sell such property. In the case of vacant space, we may not get full credit for the income that can be earned from such vacant space in determining the sale price. In addition, other factors may adversely affect a property's value without affecting its current revenues, including: changes in governmental regulations, zoning or tax laws; potential environmental or other legal liabilities, and changes in interest rate levels.

     Geographic Concentration

     As of September 30, 1998, we owned interests in 33 shopping and power center properties. At that date, 16 of our 33 shopping and power center properties were located in California (representing approximately 48% of our shopping and power centers' total gross leasable area, 6 are located in Missouri (representing approximately 17% of the total gross leasable area) and 4 are located in Connecticut (representing approximately 11% of the total gross leasable area). To the extent that general economic or other relevant conditions in these regions decline and result in a decrease in consumer demand in these regions, our financial performance may be adversely affected. The markets for certain centers are also significantly dependent on the financial results of major local employers and on industry concentrations. For example, the sales growth of the shopping and power center properties located in California was negatively affected by the California economic recession from 1990 to 1993.

     Risks of Expansion and Redevelopment Activities

     Our redevelopment and expansion of shopping and power center properties subjects us to certain risks. These risks include:

     . abandonment of explored redevelopment opportunities after the payment of funds;

     . failure to obtain required permits, licenses or approvals for a project;

     . expenditure of funds for construction costs beyond original estimates, possibly making a project uneconomical;

     .    temporary disruption of income from a property; and

     . failure to maintain occupancy rates and rents at a level sufficient to make a completed project profitable.

     In the case of an unsuccessful expansion or redevelopment project, we may fail to recoup our investment in the project.

     Risks of Acquisition Activities

     The Company intends to continue to acquire shopping centers to the extent they can be acquired on advantageous terms and meet the Company's investment criteria. However, we can make no assurance as to our ability to complete transactions in the future. When we develop or expand properties, we are subject to the risks that:

     .    costs may exceed original estimates;

     . projected occupancy and rental rates at the property may not be realized;

     .    financing may not be available on favorable terms;

     .    construction and lease-up may not be completed on schedule; and

     . we may experience difficulty or delays in obtaining necessary zoning, land-use, building occupancy, and other governmental permits and authorizations.

     We anticipate that we will finance future acquisitions, at least partly by additional borrowing or through the issuance of investor units by the Operating Partnership or by the issuance of additional equity. The use of equity financing, rather than debt, for future developments or acquisitions could have a dilutive effect on the interest of our existing shareholders.

     We May Have Difficulty Managing Our Rapid Growth.

     We have grown rapidly. Since our initial public offering in May 1997, we have completed numerous acquisition transactions, expanding our portfolio of properties from 22 properties with total gross leasable area of 19,230,000 square feet to 33 properties with total gross leasable area of 31,830,000 square feet as of September 30, 1998. Our recent acquisition from TrizecHahn Centers, Inc. is our largest acquisition so far. Our ability to successfully integrate acquired businesses and properties depends on our ability to:

     .        maintain uniform standards, controls, procedures and policies;

     .        maintain adequate management, accounting and information systems;
              and

     .        integrate the acquired properties into our overall business plan.

     We can provide no assurance that we will be able to accomplish these goals and successfully integrate any acquired businesses or properties. If we fail to successfully integrate such businesses, our results of operations could be adversely affected.

     Reliance on Certain Tenants and Anchors

     The bankruptcy or insolvency, or a downturn in the business, of any anchor tenant or anchor-owned store, or the failure of any anchor tenant to renew its lease when it expires could adversely affect our income and Funds from Operations. If one or more anchor tenants of a shopping center terminate their leases or close their stores, other tenants, whose leases may permit cancellation or rent reduction in those circumstances, could terminate their leases or reduce their rent. Further, these actions could adversely affect our ability to re-lease the space that is vacated.

     The leases of certain anchor tenants, and the reciprocal easement agreements to which certain of the anchor-owned stores are parties, may permit an anchor to transfer its interest in a shopping center to another retailer.
The transfer to a new anchor tenant could adversely affect customer traffic in a shopping or power center and thereby reduce the income generated by that center and could also allow certain other anchors and other tenants to make reduced rental payments or to terminate their leases at that center. Each of these developments could adversely affect our Funds from Operations and ability to make expected distributions to shareholders.

     As of December 31, 1997, anchors occupied 59.2% of the total gross leasable area of our shopping and power centers. As of the same date, the May Company occupied 18.1%, J.C. Penney occupied 12.8% and Sears occupied 8.9% of our total gross leasable area. No other anchor occupied more than 5.8% of our total gross leasable area.

     As of December 31, 1998, tenants whose parent company is The Limited Stores collectively occupied over 772,000 square feet or 8.8% of our aggregate gross leasable area for stores smaller than anchors, kiosks permanently located within the corridors of the shopping and power centers and free standing buildings generally located along the perimeter of a center's parking area. These tenants include Bath & Body Works, Express, Lane Bryant, Lerner, The Limited, Structure and Victoria Secret, among others. While each of these tenants is operated as an independent subsidiary, an unexpected negative change in the financial strength of the parent company, The Limited Stores, could result in a substantial decrease in our revenues from leases with these tenants.

     In addition to being an anchor at many of our shopping and power centers, the May Department Stores Company leases 12 department store properties from us. A negative change in the financial condition of the May Department Stores Company could result in a substantial decrease in the revenues these leases provide to us.

     Risk of Inability to Relet Short Term Spaces

     We have established a temporary leasing program pursuant to which we lease certain shopping mall space on a short-term basis (usually for a term of between 30 days to eleven months) pending our ability to secure suitable long-term tenants. We may be unable to re-lease any such space upon expiration of a short-term lease.

     Competition

     All of our shopping and power centers are located in major metropolitan areas which are served by multiple retailing outlets and accordingly face strong competition. Other malls or neighborhood and community shopping centers, may compete within the geographic market from which one of our centers draws a majority of its sales. The amount of rentable space in the relevant geographic market, the quality of facilities and the nature of stores at competing malls and shopping centers could each have a material adverse effect on our ability to lease space and on the level of rents we can obtain at any particular center.
In addition, retailers at our shopping and power centers face potentially changing consumer preferences and increasing competition from other forms of retailing, such as discount shopping centers, outlet malls, upscale neighborhood strip centers, catalogues, internet shopping, discount shopping clubs and telemarketing.

     We compete with other owners, managers and developers of shopping and power centers. Those competitors that are not REITs may be at an advantage to the extent they can utilize working capital to finance projects, while we (and our competitors that are REITs) will be required to distribute significant amounts of cash from operations to shareholders. Likewise, our competitors may have greater resources to use for expansion, redevelopment and acquisition purposes. If the price of shopping center properties declines, our REIT distribution requirements may place us at a disadvantage with respect to potential acquisitions compared to companies that distribute a smaller percentage of their net taxable income. Competition levels could increase and might adversely affect our revenues and Funds from Operations.

     Liquidity of Assets

     Equity real estate investments are relatively illiquid and tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. Additionally, if we sell certain assets that we owned, or assets which Westland Properties, Inc. ("WPI") (now wholly owned by us) owned, on the first day of the first taxable year for which we (or WPI as applicable) qualified as a REIT, within 10 years of the relevant date, a corporate level tax upon certain built in gains would be levied from us, in turn adversely affecting distributions to shareholders.

     Risks of Tenant Bankruptcy

     Virtually all of our income consists of rental income paid by retail tenants at our shopping and power centers. Our cash flow and our ability to make distributions to shareholders will be adversely affected if we are unable to lease a significant amount of space in the centers, or if a significant number of tenants are unable to pay their rent.

     In times of recession or other economic downturn, there is an increased risk that retail tenants will be unable to meet their obligations to us, otherwise default under their leases, or become debtors in cases under the United States Bankruptcy Code. If any tenant becomes a debtor in a case under the Bankruptcy Code, we would not be permitted to evict the tenant solely because of its bankruptcy, but the bankruptcy court could authorize the tenant to reject and terminate its lease with us. A statutory cap could substantially decrease our claim against such a tenant for unpaid and future rent below the remaining rent actually owed under the lease. In any event, our claim for unpaid rent (as capped) would likely not be paid in full.

     Bankruptcy of any anchor tenant could have an especially adverse effect on a shopping or power center. The resulting deprivation to us of the rent due from the anchor and the reduction of foot traffic at the center would impair the performance of the remaining tenants and their ability to meet their obligations to us.

     Lack of Updated Title Insurance

     We do not have recent policies of title insurance for many of our properties. We have determined that the substantial cost of new owner's title insurance policies for the full market value of our properties is not warranted based on the following:

     . our review of the existing owner's and/or mortgagee's title insurance policies;

     .    updated title reports that we obtained for certain of our properties;
          and

     . our absence of any knowledge of material title defects regarding any of our properties since WHL acquired an interest in us.

     We have purchased title insurance on the properties in which we have acquired an interest from TrizecHahn Centers, Inc.

     Changes in Laws Affecting Real Estate

     We generally pass costs resulting from changes in real estate tax laws or real estate tax rates through to tenants, thereby minimizing their effect on us. Changes in laws increasing the potential liability for environmental conditions existing at properties, increasing the restrictions on discharges or other hazardous waste conditions, or increasing building code or similar local law requirements may result in significant unanticipated expenditures which might not be payable by our tenants and which would adversely affect our Funds from Operations and ability to make distributions to shareholders.

     Laws Benefitting Disabled Persons

     A number of Federal, state and local laws (including the Americans with Disabilities Act of 1990) and regulations exist that may require modifications to existing buildings or restrict certain renovations by requiring improved access to such buildings by disabled persons. Additional legislation or regulations may impose further burdens or restrictions on owners with respect to improved access by disabled persons. The costs of compliance with such laws and regulations may be substantial, and limits or restrictions on completion of certain renovations may limit implementation of our investment strategy in certain instances or reduce overall returns on its investments. Although management has concluded based on its review to date we will not suffer a material adverse effect due to the costs of compliance with such current laws and regulations, no assurance can be given in this regard.

RISKS ASSOCIATED WITH DEBT FINANCING

     Possible Inability to Refinance Balloon Payments on Debt

     We do not expect to have sufficient Funds from Operations to be able to make all of the balloon payments of principal on our debt (and that of certain joint ventures in which we have an interest), that becomes due in the period from 1999 through 2001. As of September 30, 1998, the aggregate principal amount (including amounts allocable to our joint venture partners who are unaffiliated with us or Holdings ("Outside Partners")) was $2,080 million. We intend to refinance such debt at or before maturity, to obtain funds through either financings secured by currently unencumbered properties or unsecured financings. Interest rates on any debt incurred to refinance mortgage debt or debt facilities may be higher than the rates on the current mortgages or debt facilities or at floating rates.

     We may also issue equity or debt securities in order to obtain funds. Any equity issuance may dilute existing shareholders. We or the Outside Partners may be unable to refinance indebtedness or to otherwise obtain funds on commercially reasonable terms, or at all. An inability to make balloon payments when due could cause a mortgage lender to foreclose on the properties securing the loans on which the defaulted balloon payments are due. The resulting foreclosures could have a material adverse effect on us.

     No Limitation on Debt

     Our Third Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not limit the amount of debt that we may enter into, our debt to equity ratio or the aggregate leverage ratio of our properties.

     As of September 30, 1998, we had an aggregate of $1,729 million of consolidated debt, including $354 million of fixed rate debt with The Prudential Insurance Company of America (the "Prudential Loan"), at an average interest rate of 6.40% per annum, secured by seven of our wholly-owned shopping and power centers and $72.6 million of fixed rate debt, at an average interest rate of 7.15% per annum, secured by the properties leased to the May Department Stores Company. Except for a $15.0 million portion of the Prudential Loan which relates to the redevelopment of Mid Rivers Mall, such indebtedness is all non-recourse.

     As of September 30, 1998, our pro-rata share of debt-to-total market capitalization based on the share price on September 30, 1998, was 54.1% and our balance of cash and cash equivalents was $14.5 million, not including our proportionate share of cash held by unconsolidated real estate partnerships. In addition, we have an $800 million unsecured revolving credit facility with National Australia Bank Limited, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia and Union Bank of Switzerland. As of September 30, 1998 we had unused capacity under our unsecured revolving credit facility totaling $164 million which will be used to finance future redevelopments, acquisitions and/or for working capital.

     We may require additional financing for developmental capital expenditures and, from time to time other aspects of our operations. Additional financing may not be available on commercially reasonable terms, or at all. An inability to obtain financing at any time may have a materially adverse affect on us.

     Risks of Debt Financing

     We have a substantial amount of debt. As a result, we are subject to the following risks:

     . the risk that our cash flow from operations will be insufficient to meet required payments of principal and interest;

     . the risk that we will not be able to refinance our existing indebtedness on favorable terms, or at all; and

     . the risk that we will be unable to obtain financing for necessary capital expenditures on favorable terms, or at all.

     If we are unable to meet mortgage payments for a mortgage that is secured by one of our properties, that property could be transferred to the lender, or other third parties. As a result, we would lose the income generated by that property and the property's asset value. Additionally, such a transfer could result in corporate level tax if built-in gain is recognized.

     The Prudential Loan contains cross-default and cross-collateralization provisions with respect to seven of our shopping and power center properties. A default with respect to any mortgage included in the Prudential Loan constitutes a default with respect to all such mortgages. If a default were to occur, the lender could accelerate the indebtedness due under each of the mortgages in the loan package. Moreover, the excess value of a property securing a mortgage over the amount of that mortgage's indebtedness serves as additional collateral for the entire Prudential Loan package. A default with respect to any property securing the Prudential Loan could result in the transfer of all properties securing the Prudential loan away from the Company.

     Risks of Interest Rate Hedging Arrangements

     From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline. These agreements involve the following risks:

     . interest rate movements during the term of the agreement may result in a gain or loss to us;

     . we may be exposed to losses if the hedge is not indexed to the same rate as the debt anticipated to be incurred; and

     .    we may incur a loss if the counterparty to the agreement fails to pay.

     CONSEQUENCES OF THE FAILURE TO QUALIFY AS A REIT

     We believe that we operate in a manner that enables us to meet the requirements for qualifications as a REIT for Federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT. We have, however, previously received an opinion from the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, our tax counsel, that we met the requirements for qualification as a REIT as of February 12, 1994, with respect to our actual method of operation, and commencing with the taxable year ended December 31, 1994, with respect to our corporate organization.

     You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court. In rendering its opinion, Skadden, Arps, Slate, Meagher & Flom LLP relied on certain assumptions and representations made by us as of the date thereof regarding factual matters and on opinions of local counsel with respect to matters of local law. The opinion is expressed based upon facts, representations and assumptions as of the date thereof and Skadden, Arps, Slate, Meagher & Flom LLP does not have any obligation to advise holders of Common Shares of any subsequent change in the matters stated, represented or assumed or any subsequent change in applicable law. We cannot assure that we have met the requirements for treatment as a REIT or will continue to meet these requirements in the future.

     If we fail to qualify as a REIT, we will not be allowed a deduction for distributions to shareholders in computing our taxable income and will be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. As a result of the additional tax liability, we might need to borrow funds or liquidate certain investments in order to pay the applicable tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. Moreover, we would no longer be required to make any distributions. Although we intend to operate as a REIT, future economic, market, legal, tax or other considerations may cause us to fail to qualify as a REIT or may cause our board of directors, with the consent of a majority of the holders of our capital stock to revoke the REIT election.

     POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     In order to comply with the requirements for qualification as a REIT specified by the Internal Revenue Code, our Second Amended and Restated Articles of Incorporation place limits on ownership of Common Shares. No individual (other than members of the Lowy Family) may own directly or constructively more than 5.5%, by value, of our capital stock. (The Lowy Family is limited to an aggregate ownership of 26% of our capital stock.) The Internal Revenue Code's rules regarding constructive ownership are broad and complex and may cause shares owned directly or constructively by a group of related entities to be constructively owned by one entity.

     In the event of a transfer of our capital stock, including the Common Shares, that would violate the ownership restrictions, we may (i) treat the transfer as void; and/or (ii) transfer the shares to a trust for the benefit of one or more charitable organizations. In the later case, the original intended transferee would have a right to share in the proceeds of a sale by the trust of the shares involved, but only to the extent of their purchase price for such shares. The intended transferee would have no other rights with respect to such shares.

     POSSIBLE TAXATION ON CAPITAL GAINS

     Pursuant to an election made by the Company and Westland Properties, Inc. ("WPI") (which we now wholly own) under Internal Revenue Service Notice 88-19, the Company may become liable for a federal income tax imposed at the highest corporate rate upon the sale of any property that the Company or WPI owned on the first day of the first taxable year for which each entity qualified as a REIT (February 12, 1994 for the Company and January 1, 1996 for WPI

(each, a "Qualification Date")). Such property also includes property that the Company or WPI, on the relevant Qualification Date, owned indirectly through partnerships, and a sale of such property by such a partnership would be considered to be a sale by the Company.

     We will become liable for income tax upon the sale of such property if:

     . the adjusted basis of the property being sold was less than the fair market value of that property on the relevant Qualification Date;

     . the property is sold within 10 years after the relevant Qualification Date; and

     . the property is sold for an amount that exceeds the adjusted basis of that property on the relevant Qualification Date.

     If these conditions are met, then the Company will be liable for a federal income tax on the portion of the gain that was in existence on the Qualification Date. The above rules also apply to taxable dispositions of:

     . property received in a tax-free exchange in which such property exchanged for substitute property permitted to be received tax-free; and

     . property received from another REIT within the 10 year period for such REIT in a tax-free transaction.

     If the Company recognizes a gain on the sale of this type of property, then the current and accumulated earnings and profits of the Company will be increased to reflect the amount of such gain. Although the Company has no present intention to dispose of any property in a manner that would trigger such tax consequences, there can be no assurance that such dispositions will not occur. Among other reasons, such dispositions could occur in the case of properties held by the Company through partnerships and with respect to which the Company may not have full control over disposition decisions.

     DISTRIBUTIONS TO SHAREHOLDERS; POTENTIAL REQUIREMENT TO BORROW

     To qualify as a REIT under the Internal Revenue Code, we will be required each year to distribute at least 95% of our net taxable income (excluding any net capital gain designated as a capital gain distribution) to our shareholders. We cannot make any distributions on our Common Shares unless we have paid the full dividends on all classes of our outstanding preferred shares.

     Our future distributions may not allow us satisfy all of our working capital needs using only cash flow from operations. We may need to seek periodic debt or equity financings to cover such items as:

     . allowances associated with the renewal or replacement of tenants as their leases expire; and

     .    the retirement of our debt when it becomes due.

     Additionally, differences in timing between calculation of our net taxable income and the payment of required debt amortization payments could require us to borrow funds on a short term basis in order to satisfy our REIT distribution requirements. In that case, we may be forced to borrow funds even if we believe that prevailing market conditions are not favorable or that a loan would not be advisable in the absence of tax considerations.

     CONFLICTS OF INTEREST WITH UNRELATED THIRD PARTIES IN JOINTLY OWNED PROPERTIES

     We do not own the full interest in certain of the limited partnerships that own our properties including eight of the shopping and power center properties at September 30, 1998. Rather, we own a partial interest in joint ventures with Outside Partners. Our interests do not always align with those of an Outside Partner. We serve in a general partner capacity and/or Holdings serves in a management capacity with respect to some of these joint ventures and their related properties. In such instances, we and/or Holdings may have fiduciary responsibilities to the Outside Partners of a particular joint venture that must be considered when making decisions regarding their respective properties.

     Certain major transactions, such as refinancing, encumbering, expanding or selling a property may require the consent of the Outside Partners in the partnership that owns the property. We may not be able to obtain such consents as needed, or may be able to do so only by compensating the Outside Partners from whom we seek the consent, financially or otherwise.

     Some of the partnership interests are subject to buy-sell provision, rights of first refusal and/or rights of first offer. These provisions could force us to make decisions regarding buying or selling interests in particular partnerships at times when we do not desire to do so. A buy-sell provision could force us to sell our interest in a partnership because we do not have cash available with which to purchase an Outside Partner's interest. Likewise, these and other provisions in the agreements governing these partnerships could prevent us from selling interests in the partnerships at the most advantageous time.

     Outside Partners could cause property ownership actions regarding particular properties that would have an adverse affect on our ability to satisfy our requirements for treatment as a REIT.

RISK OF DELAY DUE TO BANKRUPTCY OF UNAFFILIATED PARTNERS

     The bankruptcy of an Outside Partner could adversely affect the operation of any property in which the Outside

Partner held an interest. Any action that requires approval of an Outside Partner in bankruptcy and is arguably not an "ordinary course" matter may be subject to delay and uncertainty while the Outside Partner seeks bankruptcy court approval. Moreover, the Outside Partner may not be able to obtain such approval.

     The discharge in bankruptcy of an Outside Partner might subject us to ultimate liability for a greater portion of that partnership's obligations than we would otherwise bear. In addition, even if the Outside Partner (or its estate) was not completely relieved of liability for such obligations, we might be required to satisfy such obligations and then rely upon a claim against the Outside Partner (or its estate) for reimbursement.

EFFECT OF UNINSURED LOSS ON PROFITABILITY

     We, our subsidiaries and the joint ventures in which we have an interest carry comprehensive liability, fire, extended coverage and rental loss insurance covering their respective properties, with policy specifications and insured limits customarily carried for similar properties. We do not insure against losses that are generally either not insured, not insured at full replacement cost or insured subject to larger deductibles (such as from wars, floods and earthquake). Should an uninsured loss or a loss in excess of insured limits occur, some or all of the capital invested in a property, as well as the anticipated future revenues from the property, could be lost. The property owner, however, would remain obligated for any mortgage indebtedness or other financial obligations related to the property. We could suffer material adverse effects from any such loss. Many of our properties are located in areas where the risk of earthquakes is greater than in other parts of the country. We currently carry earthquake insurance on all properties managed by Holdings. Those policies are subject to a deductible on each building within a property equal to 5% of the insured value of each building and are further subject to a combined annual aggregate loss limit of $150 million.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Various Federal, state and local environmental laws subject property owners and operators to liability for the costs of removal of certain hazardous substances released, or remediation of hazardous conditions, on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of hazardous substances, or the failure to properly remediate conditions caused by hazardous substances, may adversely affect the owner's ability to sell a property or to borrow using the property as collateral. The presence of hazardous substances, or the failure to properly remediate conditions caused by hazardous substances, may also cause the owner to incur substantial cleanup costs. Entities who arrange for the disposal or treatment of hazardous substances may also be liable for the costs of removal or remediation at the facility to which they sent the substances. Certain other laws regulate the management of, and may impose liability for, personal injuries associated with exposure to asbestos-containing materials or other regulated materials. If we renovate or demolish any of our shopping or power centers, we may incur substantial costs for the removal and disposal of asbestos-containing materials.

     In connection with our ownership and operation of our currently and formerly-owned properties, we and the joint ventures in which we have an interest may be potentially liable for removal or remediation costs, as well as other costs (including governmental fines and costs related to injuries to persons and property) resulting from environmental conditions at these properties.

     An independent consultant has reviewed existing environmental reports to identify environmental conditions at our shopping and power centers and certain properties that we formerly owned. A majority of the reports were prepared for entities other than the Company. In some cases, we commissioned additional or follow-up investigations by various outside consultants. There can be no assurance, however:

     . that circumstances have not changed since any investigations were completed;

     .  that they reveal all potential environmental liabilities;

     .  that they are accurate; or

     . that prior owners or operators of the properties have not created a potential environmental liability unknown to us.

        Based on these investigations and our knowledge of the operation of our properties, we believe that many of our shopping and power centers and properties that we formerly owned contain, or have contained, petroleum storage tanks and automobile service operations. These tanks and operations have, or may have, resulted in soil or groundwater contamination. Further, we are aware of asbestos-containing materials in each of our shopping and power centers and in at least some of the properties we formerly owned.

     We have received environmental reports prepared by independent consultants with respect to each of the properties in which we have or will acquire an interest from TrizecHahn Centers, Inc. All of these environmental reports were prepared in 1998.

     Although there can be no assurances, we do not believe that environmental conditions at any of our properties or properties in which we expect to obtain an interest in the near future will have a material adverse effect on our business, financial condition or results of operations. There can be no assurance that environmental laws will not become more stringent in the future or that the environmental conditions on or near our properties will not have a material adverse effect on individual properties or our Company as a whole in the future.

     POSSIBLE ADVERSE EFFECTS ON SHARES PRICES ARISING FROM SHARES AVAILABLE FOR FUTURE SALE

     We have entered into agreements and issued warrants by which WAT may in the future purchase a large number of Common Shares. As of September 30, 1998, we had 73,337,691 Common Shares outstanding. WAT may purchase Common Shares:

     . by exercising a warrant entitling it to purchase up to 6,246,096 Common Shares from time to time prior to July 1, 2016 for $16.01 per share, subject to certain adjustments;

     . by exercising a warrant entitling it to purchase up to 2,089,552 Common Shares from time to time prior to May 21, 2017 for $15.00 per share, subject to certain adjustments; and

     . pursuant to a subscription agreement we entered into on May 29, 1998, providing for WAT's purchase of $300.0 million of Common Shares in three $100.0 million blocks on June 29, 2001, June 28, 2002 and June 30, 2003.

     Additionally, Holdings has demand registration rights, beginning on May 21, 2000. At that time they may require us to register the sale by Holdings of up to 10,930,672 Common Shares. Those Common Shares may not be sold by Holdings until May 21, 2000. Holdings also has currently exercisable demand rights with respect to other Common Shares. Further, Holdings, WAT and other affiliated shareholders may sell Common Shares in the open market subject to compliance with Rule 144 promulgated under the Securities Act of 1933.

     We cannot predict the effect, if any, that future sales of Common Shares, the availability of Common Shares for future sale, or the issuance of Common Shares in the future (including pursuant to transactions with WAT) will have on the market price of the Common Shares. Such events, however, or the perception that they might occur, could adversely affect the prevailing market price for the Common Shares. A reduction in the market price of the Common Shares could in turn adversely affect our ability to raise additional capital through the issuance of equity.

     CHANGES IN POLICY WITHOUT SHAREHOLDER APPROVAL

     Our major policies, including policies with respect to acquisitions, financing, growth, investments, debt capitalization, distributions and operating policies, will be determined by our board of directors. The board of directors may amend or rescind these and other policies from time to time without a vote of our shareholders. Accordingly, shareholders will have no control over changes in our policies. Changes in our policies may not fully serve the interests of all shareholders.

     RISK OF DILUTION

     We expect that WAT and Holdings will participate in our Distribution Reinvestment Plan. Shareholders who do not participate will suffer dilution of their interest in the Company.

     We also expect that we will issue additional equity from time to time to refinance existing debt, make acquisitions or for other corporate purposes. Any future issuance of additional equity will most likely result in dilution of some shareholder's interests. See "- Risks of Acquisition Activities, Risks Associated with Debt Financing" and "Possible Adverse Effects on Stock Prices Arising From Shares Available for Future Sale."

     RISKS RELATING TO YEAR 2000 ISSUES

     The "Year 2000 Issue" is the result of computer programs being written using two digits rather than four to define the applicable year. Any of our computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     The WHL subsidiary that manages most of our properties has conducted a company wide assessment of our exposure to Year 2000 Issue related business disruptions. The assessment examined our internal systems, including computer hardware and software systems and fire, life and safety systems at the Company's properties, and the systems of customers and suppliers critical to our operations.

     The WHL subsidiary has substantially completed a program of replacing and upgrading all computer hardware and software systems on October 31, 1998 and is currently testing the computer system for Year 2000 compliance. The assessment also revealed that the fire, life and safety systems and heating, ventilating and air conditioning systems at most of the properties have manual overrides available as alternatives to existing automated controls for these systems. We are in the process of creating procedures for identification of all electronic and mechanical control systems and expect to complete testing these procedures at two of our mall properties by December 31, 1998 and upgrading or replacing any systems that are not Year 2000 compliant during 1999.

     We are also reliant on our customers to make the necessary preparations for Year 2000 so that they are able to honor their financial commitments. We have notified all of our tenants that their responsibilities under their leases will continue, notwithstanding any Year 2000 Issue difficulties they may experience. Additionally, we have identified approximately 10 anchor stores that have lease payments high enough to warrant inquiry as to their Year 2000 preparation and have made appropriate inquiries. In addition, we are contacting our third party suppliers in order to assess and, to the extent possible, minimize potential exposure. We hope to identify, by the third quarter of 1999, alternative
suppliers who are Year 2000 compliant.   We also have determined that developing
redundant systems adequate to provide alternative sources of utility services to a broad spectrum of our properties is not a financially viable option.

     Although we believe that our efforts to minimize business disruptions resulting from the Year 2000 Issue are adequate, we can give no assurance that such efforts, and those of our customers and suppliers, will be adequate to prevent a material adverse affect on the Company.



     A Registration Statement relating to the Common Shares has been filed with the Securities and Exchange Commission. We may not sell the Common Shares until the Registration Statement filed with the Securities and Exchange Commission is effective. This report on Form 8-K is not an offer to sell the Common Shares and it is not soliciting an offer to buy the Common Shares in any state where the offer or sale is not permitted.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              WESTFIELD AMERICA, INC.
                              (Registrant)



Dated: December 11, 1998

                              /s/ Irv Hepner
                              -------------------------------
                              Irv Hepner (Secretary)